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                                                                     Exhibit 4.3

                                BAYER CORPORATION
                          EMPLOYEE SHARE PURCHASE PLAN


                                    ARTICLE I
                                     GENERAL

1.1      Purpose

         The Bayer Corporation Employee Share Purchase Plan (the "Plan") is intended to encourage employee participation in the ownership and economic progress of Bayer Aktiengesellschaft. The Plan is not intended to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended.

1.2      Definitions

         Unless the context clearly indicates otherwise, the following terms have the meanings set forth below:

         "ADS Purchase Agreement" shall mean the form or procedure prescribed by the Corporation in order to participate in the Plan.

         "ADS Purchase Fund" shall have the meaning prescribed in Section 4.1.

         "ADSs" shall mean the sponsored American Depositary Shares of Bayer AG, each of which represents one ordinary share of Bayer AG.

         "Affiliate" shall mean any entity controlling, controlled by or under common control with the Corporation.

         "Bayer AG" shall mean Bayer Aktiengesellschaft.

         "Beneficiary" means the person(s) or estate entitled to receive a Participant's Plan Account as a result of the death of that Participant.

         "Board" shall mean the Board of Directors of the Corporation.

         "Compensation" means, for all purposes of the Plan except as otherwise specified, an Employee's base remuneration from the Corporation or a Designated Participating Company received during a Purchase Period. For purposes of this provision--

         (1) Compensation shall include any overtime pay, commissions, shift differentials, bilingual adjustments, and bonus payments; provided, however, that any payments received under the Productivity Plu$ Plan, or any similar plan, shall be excluded.


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         (2)      Compensation shall include any Employee deferrals pursuant to a cash or deferred arrangement under section 401(k) of the Code and any amounts excluded from wages by reason of an election to reduce wages in order to receive benefits under section 125 of the Code.

         (3) Compensation shall not include payments by reason of termination of employment (such as severance pay), deferrals or payments under any nonqualified deferred compensation arrangement, payments under any long-term incentive compensation program, special awards not specifically included under paragraph (1), noncash compensation (such as any income resulting from participation in this Plan), reimbursement of expenses, foreign service premiums, tax equalization payments, attendance and safety awards, or any other unearned income.

         "Corporation" shall mean Bayer Corporation.

         "Custodial Account" shall mean an account established pursuant to the Custodial Agreement to hold the ADSs and other assets attributable to Plan Accounts.

         "Custodial Agreement" shall mean an agreement between the Corporation and the Custodian.

         "Custodian" shall mean the entity or entities designated from time to time in a Custodial Agreement to hold assets attributable to Plan Accounts.

         "Designated Participating Company" shall mean any Affiliate that has
(i) been designated by the Corporation to participate under the Plan and (ii) adopted the Plan for the benefit of its employees.

         "Disability" shall mean the Employee's receipt of long term disability benefits under a disability plan sponsored by the Corporation or any Designated Participating Company.

         "Employee" means any person who is employed by the Corporation or a Designated Participating Company and scheduled to work at least twenty (20) hours per week. For purposes of eligibility to participate in the Plan, the term "Employee" shall include an individual covered by a collective bargaining agreement between employee representatives and the Corporation or a Designated Participating Company unless the collective bargaining agreement or the collective bargaining agent expressly prohibits participation in the Plan. The term "Employee" shall also not include an individual transferred to an entity that is not a Designated Participating Company or classified by the Corporation or a Designated Participating Company as a casual, seasonal, co-op or temporary employee, student intern, work-study student or contract or independent contract employee.


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         "Fair Market Value" of an ADS will be the closing trading price on the trading day immediately preceding the Purchase Date or such other reasonable method of determining fair market value as the Corporation may adopt from time to time.

         "Notice of Withdrawal" shall mean the form or procedure prescribed by the Corporation in order to voluntarily withdraw from the Plan.

         "Participant" shall mean any Employee who elects to participate.

         "Plan" shall mean this Bayer Corporation Employee Share Purchase Plan, as the same may be amended from time to time.

         "Plan Account" shall mean an account established and maintained under the Plan in the name of each Participant.

         "Plan Year" shall mean the twelve-month period beginning on January 1 and ending on the following December 31.

         "Purchase Date" shall mean the first business day of each month.

         "Purchase Period" shall mean each period beginning on the first day of a month and ending on the last business day of that month.

         "Purchase Price" shall mean the purchase price of an ADS as provided in
Section 3.1 hereof.

         "Retirement" shall mean the cessation of an Employee's employment with the Corporation and all Designated Participating Companies for any reason other than the Employee's death after the Employee attains age 55 and completes ten or more "Years of Vesting Service," as defined in and determined under the Bayer Corporation Pension Plan.

1.3      Administration of Plan

         The Corporation shall administer the Plan and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion. The Corporation shall have full authority to determine all questions arising in connection with the Plan, including interpreting its provisions and construing all of its terms, may adopt procedural rules, and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. All of its rules, interpretations and decisions shall be applied in a uniform manner to all Participants similarly situated and decisions of the Corporation shall be final, conclusive and binding on all persons.



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1.4      Effective Date of Plan

         The Plan shall be effective on April 1, 2002.


                                   ARTICLE II
                                  PARTICIPATION

2.1      Eligibility

         Each Employee may elect to become a Participant effective as of the next calendar quarter or as soon thereafter as is administratively possible by delivering an ADS Purchase Agreement to the Corporation on or before the fifteenth day of the month preceding the beginning of that calendar quarter. Once an Employee elects to become a Participant, participation in the Plan will continue for future pay periods at the same rate selected under Section 2.2 unless his or her participation is terminated in accordance with Article V or changed in accordance with Article II.

2.2      Payroll Deductions

         Payment for shares of the ADSs purchased hereunder shall be made by authorized payroll deductions in accordance with a Participant's ADS Purchase Agreement. A Participant's payroll deduction amount must be expressed as a whole percentage of not less than 1% and not more than 10% of such Participant's Compensation; provided, however, that a Participant may not elect to deduct more than ten thousand dollars ($10,000) in each Plan Year. A Participant may increase or decrease his or her payroll deduction election for each quarter by completing the procedures prescribed by the Corporation for such purpose on or before the fifteenth day of the month preceding the beginning of that calendar quarter. Payroll deduction amounts shall be credited to a Participant's Plan Account.

2.3      Beneficiary Designation

         Upon commencing participation, each Participant shall designate a Beneficiary on forms furnished by the Corporation. Such Participant may then from time to time change his or her designated Beneficiary by written notice to the Corporation and, upon such change, the rights of all previously designated Beneficiaries to receive any benefits under this Plan shall cease. If, at the date of death of the Participant, no duly designated Beneficiary exists, or if the Beneficiary designated shall have died prior to the death of the Participant, or if the Participant has revoked a prior designation by a writing filed with the Corporation, without having filed a new designation, then any death benefits which would have been payable to the Beneficiary shall be payable to the Participant's spouse, if any, at the date of the Participant's death; if no such spouse is then living, to the Participant's children, equally; or if none survive, then to the Participant's estate.



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                                   ARTICLE III
                               PURCHASE OF SHARES

3.1      Purchase Price

         The Purchase Price per share of the ADSs purchased with Participants' authorized payroll deductions shall be 85% of the Fair Market Value of such share determined on the Purchase Date.

3.2      Purchase of Shares

         On each Purchase Date, the amount in a Participant's Plan Account shall be charged with the aggregate Purchase Price of the number of whole and fractional shares of ADSs that can be purchased with the amount. The Corporation and each Designated Participating Company shall pay the fees and commissions, if any, associated with the purchase of ADSs under the Plan.

3.3      Transferability of Rights

         Rights to purchase ADSs hereunder shall be exercisable only by the Participant. Such rights shall not be transferable.

3.4      Adjustments of Securities

         Bayer AG may adjust the number and class of securities that may be reserved for purchase, or be purchased, under the Plan in the event that (1) adjustments are made in the number of outstanding ADSs and/or ordinary shares of Bayer AG or (2) ADSs and/or ordinary shares of Bayer AG are exchanged for a different class of securities of Bayer AG or for shares of stock of any other corporation by reason of a merger, consolidation, stock dividend, stock split or otherwise.

                                   ARTICLE IV
                                ADS PURCHASE FUND

4.1      ADS Purchase Fund

         The shares of ADSs purchased by Participants under the Plan and any funds held by the Custodian (the "ADS Purchase Fund") shall be held by one or more Custodians pursuant to the terms of an agreement between the Corporation and such Custodian. Employees who authorize payroll deductions for participation in the Plan will be deemed to have subscribed to the Custodial Agreement and to have authorized the Custodian to hold and invest their contributions and other additions to their accounts in accordance with the Plan and the Custodial Agreement. No person shall have any right to or interest in the ADS Purchase Fund except as provided in the Plan and Custodial Agreement. Participants' payroll deductions shall be paid by the Corporation to the Custodian at regular intervals and credited to Participants' individual accounts in accordance with the certification of the Corporation, or its delegate, as to the names of the



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contributing Participants and the amounts contributed by each Participant. No interest will be paid or credited on any amounts credited to Participants' individual accounts.

         The ADS Purchase Fund shall be invested in ADSs. Except in the event of a Participant's Retirement or upon termination of the Plan, dividends received on ADSs and recovered tax withholdings on such dividends will be used to purchase additional ADSs at a purchase price equal to the closing trading price for ADSs on the first trading date after the dividend or tax refund is received by the Custodian. In the event of a Participant's Retirement, dividends received on ADSs and recovered tax withholdings on such dividends will be paid directly to such Participant. The Custodian shall regularly purchase ADSs from time to time in the open market in accordance with a non-discretionary purchasing program. Cash balances (including any interim investment thereof) shall not be maintained in the ADS Purchase Fund except to the extent that such balances are in anticipation of cash distributions or are maintained in order not to disrupt the nondiscretionary purchasing program of the Custodian required by the Plan.

         The share of each Participant in the ADS Purchase Fund shall be debited to such Participants' Plan Account. As of each Purchase Date, the Custodian shall revalue the fund (exclusive of contributions to be made as of such Purchase Date) at then current market values and shall certify the value thereof to the Corporation. As of each Purchase Date, the Corporation, or its delegate, shall adjust each Plan Account for activity in the period elapsed since the last preceding Purchase Date by adding together all income received and accrued, realized and unrealized profits, and deducting therefrom all taxes, charges or expenses and any realized or unrealized losses which may have been sustained. The Corporation, or its delegate or delegates, as the case may be, shall apportion the fund as revalued as of each Purchase Date among the Participants in proportion to their respective interests in the fund immediately preceding such Purchase Date. As soon as practicable after the close of each calendar quarter, or at such more frequent intervals as may be determined by the Corporation, there shall be sent to each Participant a written statement of the amount to the credit of his Plan Account as of the last Purchase Date in such period.

                                    ARTICLE V
                          TERMINATION OF PARTICIPATION

5.1      Voluntary Withdrawal

         A Participant may withdraw from the Plan at any time by filing a Notice of Withdrawal with the Corporation to be effective as soon as administratively practicable. Upon withdrawal, the entire cash balance, if any, allocable to that Participant's Plan Account will be charged for the purchase of whole and fractional shares of ADSs pursuant to Section 3.2 hereof on the next succeeding Purchase Date. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1 hereof.


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5.2      Termination of Eligibility

         If a Participant ceases to be eligible under Section 2.1 hereof for any reason including due to death, Disability, Retirement, cessation of employment or unpaid leave of absence, the entire cash balance, if any, allocable to that Participant's Plan Account will be charged for the purchase of whole and fractional shares of ADSs pursuant to Section 3.2 hereof on the next succeeding Purchase Date.

                                   ARTICLE VI
                WITHDRAWALS AND DISTRIBUTIONS FROM PLAN ACCOUNTS

6.1      Withdrawals and Distributions From Plan Accounts

         Subject to the terms and conditions set forth below, a Participant may, at any time, sell or certificate and have delivered to him or her all or a part of the ADSs recorded in such Participant's Plan Account by completing the withdrawal process established for this purpose by the Corporation.

         Payment of withdrawal requests will be made in cash or American Depositary Receipts representing ADSs, as requested by the Participant, and will be made as soon as administratively practicable following the receipt by the Corporation of the request. Any expenses relating to the sale or certification will be borne by the Participant.

         Upon the termination of a Participant's eligibility to participate in the Plan under Section 5.2 for any reason other than Disability, unpaid approved leave of absence, Retirement or a change in employment status reducing a Participant's hours to less than 20 hours per week, an American Depositary Receipt representing the whole shares of ADSs reflected in that Participant's Plan Account and a cash payment for the fractional shares of ADSs reflected in that Participant's Plan Account will be mailed to the Participant after sixty
(60) days unless the Participant directs the sale of the ADSs prior to the distribution. If the Participant's cessation of employment is based on the Participant's Disability, unpaid approved leave of absence, Retirement or a change in employment status reducing a Participant's hours to less than 20 hours per week, then no distribution will be made until requested by the Participant.

6.2      Application for Distributions

         In order to receive a distribution under the Plan, a Participant or Beneficiary, as the case may be, must make application therefor in accordance with procedures prescribed by the Corporation. The Corporation may require that there be furnished to it in connection with such application all information pertinent to any question of eligibility and the amount of any distribution. The Corporation may permit applications for distributions to be made through the completion and filing of forms provided for this purpose and/or through electronic, telephonic or computer means, or as otherwise determined by the Corporation in its sole discretion.



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                                   ARTICLE VII
                          VOTING AND TENDERING OF ADSs

         Each Participant (or in the event of his death, his Beneficiary or estate) shall have the right to instruct the Custodian as to the manner in which to (1) exercise voting rights at each annual and each special meeting of the stockholders of Bayer AG, and/or (2) respond to a voluntary tender or exchange offer with respect to ADSs credited to such Participant's account under the Plan. The Corporation shall utilize its best efforts to distribute on a timely basis or cause to be distributed to each Participant (or Beneficiary or estate) such information as will be distributed to holders of the ADSs in connection with any such meeting or voluntary tender or exchange offer, together with an appropriate form for the Participant to indicate his instructions. Upon its receipt of such instructions, the Custodian shall cause the voting or tender of such ADSs as and to the extent so instructed. It is the intent of this provision of the Plan to treat all such Participants (or their Beneficiaries or their estates) as if they held directly all ADSs to the credit of their account under the Plan so that if a Participant (or Beneficiary or estate) does not instruct the Custodian to vote, tender or exchange such ADSs at a stockholder meeting or pursuant to the terms of any voluntary tender or exchange offer, the Custodian shall conclude that such Participant does not wish to have his ADSs voted, tendered or exchanged. The Custodian shall have no discretion in such matter and shall take no action with respect to any such meeting, or voluntary tender or exchange offer except to the extent it receives instructions from Participants. The Custodian shall keep confidential all instructions it receives pursuant to this Article VII, except the aggregate number of votes voting for or against or abstaining with respect to a matter submitted to a stockholder vote.

                                  ARTICLE VIII
                   PLAN AMENDMENT, MODIFICATION OR SUSPENSION

         The Plan may be amended, modified or suspended in whole or in part, at any time and from time to time by the Corporation; provided, however, that no such amendment, modification or suspension (i) shall adversely affect in a material manner any right of any Participant with respect to amounts credited to such Participant's Plan Account prior to the effective date of such amendment, modification or suspension or (ii) shall require Bayer AG's approval unless such approval is given by Bayer AG.

                                   ARTICLE IX
                                   TERMINATION

         The Plan may be terminated at any time by appropriate action of the Corporation and will automatically terminate on the Purchase Date on which an insufficient number of ADSs remains available for purchase under the Plan. Upon termination, Plan Accounts will continue to be held under the Plan until withdrawn or distributed in accordance with the terms of the Plan.

                                    ARTICLE X
                               GENERAL PROVISIONS

10.1     Notices

         Any notice that a Participant files pursuant to the Plan shall be made on forms prescribed by the Corporation and shall be effective when received by the Corporation.



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10.2     Condition of Employment

         Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Corporation to terminate an Employee.

10.3     Withholding

         The Corporation or Designated Participating Employer will have the right to withhold from any remuneration payable to a Participant any income or employment taxes required to be withheld as a result of that Participant's participation in the Plan.

10.4     Governing Law

         The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the Commonwealth of Pennsylvania.


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